Exhibit 99.1

News Release

Nucor Reports Results for the Second Quarter of 2023

Second Quarter of 2023 Highlights

•	$5.81 earnings per diluted share for the second quarter, bringing year-to-date diluted EPS to $10.26

•	Net sales of $9.52 billion, a 9% increase over first quarter net sales

•	Net earnings attributable to Nucor stockholders of $1.46 billion; EBITDA of $2.21 billion

•	Returned $580 million to stockholders during the quarter through share repurchases and dividends

CHARLOTTE, N.C. – July 24, 2023 - Nucor Corporation (NYSE: NUE) today announced consolidated net earnings attributable to Nucor stockholders of $1.46 billion, or $5.81 per diluted share, for the second quarter of 2023. By comparison, Nucor reported consolidated net earnings attributable to Nucor stockholders of $1.14 billion, or $4.45 per diluted share, for the first quarter of 2023 and $2.56 billion, or $9.67 per diluted share, for the second quarter of 2022.

In the first six months of 2023, Nucor reported consolidated net earnings attributable to Nucor stockholders of $2.60 billion, or $10.26 per diluted share, compared with consolidated net earnings attributable to Nucor stockholders of $4.66 billion, or $17.30 per diluted share, in the first six months of 2022.

“The investments we’ve made in recent years to grow our core and expand into new markets are generating strong returns for stockholders and further position Nucor as a highly efficient industrial manufacturer,” said Leon Topalian, Nucor’s Chair, President and Chief Executive Officer.

“Through June, we are on pace to set another safety record for the fifth consecutive year. And with $10.26 of earnings per diluted share in the first half of 2023, this represents the second-strongest start to any fiscal year in Nucor history. We’ve also announced several strategic initiatives with reputable partners to further differentiate Nucor as the clear industry leader in sustainability. All of this is aligned with our goal of becoming the safest, cleanest, and most profitable steel company in North America.”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the second quarter and first six months of 2023 and 2022 were as follows (in thousands):

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Steel mills	$1,403,547	$2,815,723	$2,241,935	$5,394,577
Steel products	1,010,789	1,129,932	1,981,591	1,814,799
Raw materials	138,411	263,598	196,551	359,451
Corporate/eliminations	(502,965)	(718,851)	(773,511)	(1,180,310)

	$2,049,782	$3,490,402	$3,646,566	$6,388,517

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2023 (Continued)

Financial Review

Nucor’s consolidated net sales increased 9% to $9.52 billion in the second quarter of 2023 compared with $8.71 billion in the first quarter of 2023 and decreased 19% compared with $11.79 billion in the second quarter of 2022. Average sales price per ton in the second quarter of 2023 increased 7% compared with the first quarter of 2023 and decreased 14% compared with the second quarter of 2022. A total of 6,588,000 tons were shipped to outside customers in the second quarter of 2023, a 2% increase from the first quarter of 2023 and a 6% decrease from the second quarter of 2022. Total steel mill shipments in the second quarter of 2023 decreased 1% as compared to the first quarter of 2023 and decreased 7% as compared to the second quarter of 2022. Steel mill shipments to internal customers represented 20% of total steel mill shipments in the second quarter of 2023, compared with 20% in the first quarter of 2023 and 22% in the second quarter of 2022. Downstream steel product shipments to outside customers in the second quarter of 2023 increased 5% from the first quarter of 2023 and decreased 9% from the second quarter of 2022.

In the first six months of 2023, Nucor’s consolidated net sales of $18.23 billion were a decrease of 18% compared with consolidated net sales of $22.29 billion reported in the first six months of 2022. Total tons shipped to outside customers in the first six months of 2023 were 13,031,000, a decrease of 3% from the first six months of 2022, and the average sales price per ton in the first six months of 2023 decreased 16% from the first six months of 2022.

The average scrap and scrap substitute cost per gross ton used in the second quarter of 2023 was $455, a 10% increase compared to $414 in the first quarter of 2023 and a 15% decrease compared to $534 in the second quarter of 2022. The average scrap and scrap substitute cost per gross ton used in the first six months of 2023 was $435, a 16% decrease compared to $516 in the first six months of 2022.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $90 million, or $0.27 per diluted share, in the second quarter of 2023, compared with approximately $82 million, or $0.24 per diluted share, in the first quarter of 2023 and approximately $60 million, or $0.17 per diluted share, in the second quarter of 2022.

In the first six months of 2023, pre-operating and start-up costs related to the Company’s growth projects were approximately $172 million, or $0.52 per diluted share, compared with approximately $122 million, or $0.35 per diluted share, in the first six months of 2022.

Overall operating rates at the Company’s steel mills increased to 84% in the second quarter of 2023 as compared to 79% in the first quarter of 2023 and decreased compared to 85% in the second quarter of 2022. Operating rates in the first six months of 2023 increased to 82% as compared to 81% in the first six months of 2022.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2023 (Continued)

Financial Strength

At the end of the second quarter of 2023, we had $5.39 billion in cash and cash equivalents, short-term investments and restricted cash and cash equivalents on hand. The Company’s $1.75 billion revolving credit facility remains undrawn and does not expire until November 2026. Nucor continues to have the strongest credit rating in the North American steel sector (A-/A-/Baa1) with stable outlooks at Standard & Poor’s, Fitch Ratings and Moody’s.

Commitment to Returning Capital to Stockholders

During the second quarter of 2023, Nucor repurchased approximately 3.1 million shares of its common stock at an average price of $147.03 per share (approximately 5.8 million shares during the first six months of 2023 at an average price of $151.41 per share). On May 11, 2023, Nucor’s board of directors approved a new share repurchase program under which Nucor is authorized to repurchase up to $4.00 billion of Nucor’s common stock and terminated any previously authorized share repurchase programs. As of July 1, 2023, Nucor had not made any share repurchases under the new program. This share repurchase authorization is discretionary and has no scheduled expiration date.

On June 8, 2023, Nucor’s board of directors declared a cash dividend of $0.51 per share. This cash dividend is payable on August 11, 2023 to stockholders of record as of June 30, 2023 and is Nucor’s 201st consecutive quarterly cash dividend.

Second Quarter of 2023 Analysis

The steel mills segment’s earnings improved in the second quarter of 2023 as compared to the first quarter of 2023 primarily due to margin expansion at our sheet mills. Earnings in the steel products segment increased in the second quarter of 2023 as compared to the first quarter of 2023 due to increased volumes. The raw materials segment earnings improved in the second quarter of 2023 as compared to the first quarter of 2023 due to the improved profitability of our direct reduced iron (“DRI”) facilities.

Third Quarter of 2023 Outlook

We expect earnings in the third quarter of 2023 to decrease compared to the second quarter of 2023. We expect earnings for the steel mills segment to decline in the third quarter of 2023 as compared to the second quarter of 2023 due to decreased profitability, with the largest impact at our sheet mills. The earnings of the steel products segment are expected to moderate in the third quarter of 2023 as compared to the second quarter of 2023. Earnings for the raw materials segment are expected to decrease in the third quarter of 2023 as compared to the second quarter of 2023 due to margin compression at our DRI facilities and scrap processing operations.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2023 (Continued)

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call during which management will discuss Nucor’s second quarter results on July 25, 2023 at 10:00 a.m. Eastern Time. The conference call will be available over the Internet at www.nucor.com, under Investors.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; wire and wire mesh; and utility structures. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Non-GAAP Financial Measures

The Company uses certain non-GAAP (Generally Accepted Accounting Principles) financial measures in this news release, including EBITDA. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable financial measure calculated and presented in accordance with GAAP.

Beginning with the second quarter of 2023, we define EBITDA as net earnings attributable to Nucor stockholders, adding back the following items: interest expense, net; provision for income taxes; depreciation; and amortization. The Company believes that this revised definition of EBITDA is a more relevant supplemental measure of performance. First quarter of 2023 EBITDA was $1.79 billion using the revised definition. Please note that other companies might define their non-GAAP financial measures differently than we do.

Management presents the non-GAAP financial measure of EBITDA in this news release because it considers it to be an important supplemental measure of performance. Management believes that this non-GAAP financial measure provides additional insight for analysts and investors evaluating the Company’s financial and operational performance by providing a consistent basis of comparison across periods.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2023 (Continued)

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to general market conditions, and in particular, prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties and volatility surrounding the global economy, including excess world capacity for steel production, inflation and interest rate changes; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; (14) our ability to integrate businesses we acquire; and (15) the impact of the COVID-19 pandemic, any variants of the virus, and any other similar pandemic or public health situation. These and other factors are discussed in Nucor’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2022. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries – Jack Sullivan, 704-264-8942, or Paul Donnelly, 704-264-8807

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2023 (Continued)

Tonnage Data

(In thousands)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	July 1, 2023	July 2, 2022	Percent Change	July 1, 2023	July 2, 2022	Percent Change
Steel mills total shipments:
Sheet	2,786	2,934	-5%	5,605	5,319	5%
Bars	2,122	2,273	-7%	4,291	4,559	-6%
Structural	505	624	-19%	1,041	1,264	-18%
Plate	520	474	10%	974	872	12%
Other	46	143	-68%	103	248	-58%

	5,979	6,448	-7%	12,014	12,262	-2%

Sales tons to outside customers:
Steel mills	4,774	5,041	-5%	9,578	9,580	—
Joist	142	158	-10%	277	337	-18%
Deck	107	123	-13%	206	259	-20%
Cold finished	112	123	-9%	229	256	-11%
Rebar fabrication products	332	339	-2%	611	630	-3%
Piling	113	119	-5%	214	230	-7%
Tubular products	239	274	-13%	514	504	2%
Other steel products	148	175	-15%	283	330	-14%
Raw materials	621	625	-1%	1,119	1,245	-10%

	6,588	6,977	-6%	13,031	13,371	-3%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2023 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net sales	$9,523,256	$11,794,474	$18,233,236	$22,287,756

Costs, expenses and other:
Cost of products sold	7,021,582	7,690,211	13,733,360	14,725,354
Marketing, administrative and other expenses	453,388	563,211	843,283	1,087,795
Equity in earnings of unconsolidated affiliates	(6,094)	(7,113)	(4,754)	(14,808)
Interest expense, net	4,598	57,763	14,781	100,898

	7,473,474	8,304,072	14,586,670	15,899,239

Earnings before income taxes and noncontrolling interests	2,049,782	3,490,402	3,646,566	6,388,517
Provision for income taxes	462,707	763,165	827,862	1,434,165

Net earnings before noncontrolling interests	1,587,075	2,727,237	2,818,704	4,954,352
Earnings attributable to noncontrolling interests	125,721	166,004	220,808	297,496

Net earnings attributable to Nucor stockholders	$1,461,354	$2,561,233	$2,597,896	$4,656,856

Net earnings per share:
Basic	$5.82	$9.69	$10.28	$17.34
Diluted	$5.81	$9.67	$10.26	$17.30
Average shares outstanding:
Basic	250,144	263,221	251,876	267,416
Diluted	250,524	263,719	252,334	268,066

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2023 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	July 1, 2023	Dec. 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$4,510,563	$4,280,852
Short-term investments	870,475	576,946
Accounts receivable, net	3,874,933	3,591,030
Inventories, net	5,632,324	5,453,531
Other current assets	402,213	789,325

Total current assets	15,290,508	14,691,684
Property, plant and equipment, net	10,093,399	9,616,920
Restricted cash and cash equivalents	12,665	80,368
Goodwill	3,926,197	3,920,060
Other intangible assets, net	3,205,881	3,322,265
Other assets	851,266	847,913

Total assets	$33,379,916	$32,479,210

LIABILITIES
Current liabilities:
Short-term debt	$33,339	$49,081
Current portion of long-term debt and finance lease obligations	25,087	28,582
Accounts payable	1,855,502	1,649,523
Salaries, wages and related accruals	1,043,967	1,654,210
Accrued expenses and other current liabilities	1,046,279	948,348

Total current liabilities	4,004,174	4,329,744
Long-term debt and finance lease obligations due after one year	6,620,686	6,613,687
Deferred credits and other liabilities	1,814,128	1,965,873

Total liabilities	12,438,988	12,909,304

Commitments and contingencies
EQUITY
Nucor stockholders’ equity:
Common stock	152,061	152,061
Additional paid-in capital	2,149,693	2,143,520
Retained earnings	27,095,661	24,754,873
Accumulated other comprehensive loss, net of income taxes	(128,972)	(137,517)
Treasury stock	(9,314,764)	(8,498,243)

Total Nucor stockholders’ equity	19,953,679	18,414,694
Noncontrolling interests	987,249	1,155,212

Total equity	20,940,928	19,569,906

Total liabilities and equity	$33,379,916	$32,479,210

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Quarterly Earnings for the Second Quarter of 2023 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months (26 Weeks) Ended
	July 1, 2023	July 2, 2022
Operating activities:
Net earnings before noncontrolling interests	$2,818,704	$4,954,352
Adjustments:
Depreciation	448,836	397,270
Amortization	117,231	87,267
Stock-based compensation	83,587	74,219
Deferred income taxes	(44,609)	(36,220)
Distributions from affiliates	18,621	2,287
Equity in earnings of unconsolidated affiliates	(4,754)	(14,808)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(270,314)	(648,569)
Inventories	(174,437)	(157,976)
Accounts payable	242,071	198,062
Federal income taxes	396,341	33,441
Salaries, wages and related accruals	(573,993)	(252,758)
Other operating activities	70,313	97,174

Cash provided by operating activities	3,127,597	4,733,741

Investing activities:
Capital expenditures	(1,057,086)	(968,795)
Investment in and advances to affiliates	(35,078)	(227)
Disposition of plant and equipment	5,289	15,996
Acquisitions (net of cash acquired)	—	(3,465,866)
Purchases of investments	(701,639)	(330,278)
Proceeds from the sale of investments	408,854	219,996
Other investing activities	—	(7,096)

Cash used in investing activities	(1,379,660)	(4,536,270)

Financing activities:
Net change in short-term debt	(15,742)	(7,214)
Proceeds from issuance of long-term debt, net of discount	—	2,091,934
Repayment of long-term debt	(5,000)	(506,000)
Bond issuance costs	—	(13,138)
Proceeds from exercise of stock options	7,123	18,819
Payment of tax withholdings on certain stock-based compensation	(42,120)	(58,218)
Distributions to noncontrolling interests	(388,771)	(268,535)
Cash dividends	(259,894)	(272,038)
Acquisition of treasury stock	(876,698)	(1,707,893)
Proceeds from government incentives	—	125,000
Other financing activities	(8,296)	(17,059)

Cash used in financing activities	(1,589,398)	(614,342)

Effect of exchange rate changes on cash	3,469	(817)

Increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	162,008	(417,688)
Cash and cash equivalents and restricted cash and cash equivalents - beginning of year	4,361,220	2,508,658

Cash and cash equivalents and restricted cash and cash equivalents - end of six months	$4,523,228	$2,090,970

Non-cash investing activity:
Change in accrued plant and equipment purchases	$(36,580)	$(23,583)

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2023 (Continued)

Non-GAAP Financial Measures

Reconciliation of EBITDA (Unaudited)

(In thousands)

Three months ended (13 weeks)
July 1, 2023
Net earnings attributable to Nucor stockholders	$1,461,354

Depreciation	227,747
Amortization	58,462
Interest expense, net	4,598
Provision for income taxes	462,707

EBITDA	$2,214,868

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com